Exhibit 10.2

EXECUTION COPY

CREDIT AND WAREHOUSE TERMINATION AGREEMENT

CREDIT AND WAREHOUSE TERMINATION AGREEMENT (this “Agreement”), dated as of August 4, 2008, by and between MERRILL LYNCH CAPITAL CORP. (“Merrill Lynch”), MCG COMMERCIAL LOAN TRUST 2006-2 (the “Issuer”) and MCG CAPITAL CORPORATION (the “Collateral Manager”) (each of Merrill Lynch, the Issuer and the Collateral Manager hereinafter are referred to as a “Party” and collectively, as the “Parties”). Capitalized terms not otherwise defined herein shall have the respective meanings provided for such terms in the Credit and Warehouse Agreement referred to below.

RECITALS

A. Merrill Lynch, the Issuer and the Collateral Manager entered into a Credit and Warehouse Agreement, dated as of May 2, 2006 (as amended, supplemented or modified, the “Credit and Warehouse Agreement”), pursuant to which, among other things, the Issuer transferred to Merrill Lynch certain Participations.

B. As contemplated in the Credit and Warehouse Agreement, the Parties desire to terminate the Participations and the Credit and Warehouse Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Payoff.

(i) Each of the Parties hereby understands and agrees that the Issuer intends to pay all outstanding indebtedness and other obligations owing to Merrill Lynch under the Credit and Warehouse Agreement, the Engagement Letter, the Custody Agreement and that certain Master Conveyance Agreement dated as of May 2, 2006 among the Collateral Manager, MCG Finance VIII, LLC and the Issuer (collectively, as amended, modified or supplemented from time to time, the “Transaction Documents”), which payment is scheduled to occur on the date hereof (the “Scheduled Payment Date”). Notwithstanding anything to the contrary therein, (and for the avoidance of doubt, in addition to the retention by Merrill Lynch of the Deposits (as defined in the Engagement Letter)), the aggregate amount due to Merrill Lynch under the Credit and Warehouse Agreement (including, without limitation, the aggregate unpaid principal, accrued interest and fees and all other obligations payable thereunder) will be $7,538,237.43 (the “Payoff Amount”). In consideration of the payment in full of the Payoff Amount, Merrill Lynch, upon receipt of such payment, hereby acknowledges and agrees that payment of the sum of the Payoff Amount along with the retention of the Deposits as described above will constitute payment in full of all of the Issuer’s indebtedness and all other obligations owing to Merrill Lynch under the Transaction Documents.

(ii) On the Scheduled Payment Date, the Collateral Manager shall (or shall cause the Issuer to) pay to Merrill Lynch, in immediately available funds, an amount equal to the Payoff Amount described above in accordance with the following payment instructions:

Deutsche Bank, NY

ABA# 021-001-033

A/C: 00884096

A/C ML Capital Corp., New York

Ref: MCG CLO

2. Termination. The Parties hereby agree and confirm that, upon receipt by Merrill Lynch of the Payoff Amount on the Scheduled Payment Date in accordance with Section 1 hereof, (i) the Issuer will have repurchased from Merrill Lynch all outstanding Participations, (ii) the Participations and all rights, obligations, liabilities, interests and claims relating thereto have been canceled, terminated, released and extinguished (except as otherwise specified in Section 21 of the Credit and Warehouse Agreement), (iii) Merrill Lynch hereby releases and re-assigns to the Issuer all of its right, title, interest, security, lien, mortgage and pledge granted by the Issuer to Merrill Lynch pursuant to the Credit and Warehouse Agreement, (iv) the Scheduled Payment Date shall constitute the Termination Date under the Credit and Warehouse Agreement and (v) pursuant to Section 21 of the Credit and Warehouse Agreement, the Parties hereto shall be released from and shall have no further rights or obligations under the Credit and Warehouse Agreement or the other Transaction Documents, other than any such rights that expressly survive termination thereof.

3. Representations and Warranties. Each Party hereby represents, warrants and acknowledges to the other Party as of the date hereof that: (i) it has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, winding-up, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4. Miscellaneous. This Agreement, including without limitation, the representations, warranties, covenants and indemnities contained herein, shall be binding upon, be enforceable by, and inure to the benefit of the Parties and their respective successors and assigns. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the Parties. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

5. Integration. This Agreement represents the final written agreement among the Parties with respect to the matters set forth herein and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties with respect to such matters.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first stated above.

MCG COMMERCIAL LOAN TRUST 2006-2

BY:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee

By:	/s/ Jeanne M. Oller
Name:	Jeanne M. Oller
Title:	Assistant Vice President

MERRILL LYNCH CAPITAL CORP.

By:	/s/ Bilal Rashid
Name:	Bilal Rashid
Title:	Managing Director

MCG CAPITAL CORPORATION

By:	/s/ Michael R. McDonnell
Name:	Michael R. McDonnell
Title:	Chief Financial Officer